Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148379, No. 333-157757, and No. 333-172380 on Forms S-8 of our reports dated February 15, 2012, relating to the consolidated financial statements and financial statement schedule of The Ensign Group, Inc. and subsidiaries and the effectiveness of The Ensign Group, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Ensign Group, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 15, 2012